Exhibit 99.5

September 28, 2006

Dear Pilgrim’s Pride Growers:

As part of our effort to keep you informed about the ongoing situation with Gold Kist, I want to share an important announcement that Pilgrim’s Pride made this morning.

Earlier today Pilgrim’s Pride announced its intention to commence a tender offer to purchase all the outstanding shares of Gold Kist common stock for $20 per share in cash. This is another step toward becoming the world’s leading chicken producer. Please see the attached press release, which outlines some of the important details about the offer.

Some of you may be asking: “What is a tender offer and why did Pilgrim’s Pride decide to begin a tender offer now?” A tender offer is an open invitation to all Gold Kist shareholders to agree to tender – or sell – their Gold Kist shares to Pilgrim’s Pride for $20 per share in cash, if certain conditions are met. The tender offer is scheduled to expire at midnight, Eastern Daylight Time, on Friday, October 27, 2006. If we extend the expiration date of our tender offer, which often occurs, we will issue a press release announcing the new expiration date.

As you know, on August 18 we made a proposal to Gold Kist’s board to acquire the company for $20 per share in cash. At the same time, we stated that we would prefer to work together with Gold Kist and its board of directors to negotiate a mutually beneficial agreement for our respective shareholders, employees, business partners and other stakeholders. However, Gold Kist has not taken any meaningful steps to reach such an agreement, and we have been forced to take our offer directly to Gold Kist shareholders.

As always, we will try to keep you up-to-date as this situation develops. As growers for Pilgrim’s Pride you know how much we value, respect and appreciate the work that each of you performs on behalf of our company. Looking ahead, please rest assured that you will continue to play an important role in helping us meet the needs of our customers.

You can learn more about our offer for Gold Kist by visiting this link on our corporate website: http://www.pilgrimspride.com/corporate/GoldKist/.

Over the next several weeks, there will likely be an increased amount of media attention surrounding Pilgrim’s Pride. Please refer any media calls about the Gold Kist proposal to Gary Rhodes, Pilgrim’s Pride vice president of corporate communications, at (903) 434-1495. If you have any questions, please do not hesitate to call your local complex manager or any member of the live production team in your area. We will do our best to answer your questions and address your concerns.

Thank you again for your hard work and dedication to Pilgrim’s Pride.

Sincerely,

/s/ Clint Rivers
Clint Rivers
Chief Operating Officer